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SGV BANCORP, INC.
EXHIBIT NO. 11: STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                          Three Months Ended
                                           September 30, 1996
                                           ------------------
                                      (in thousands except per share amounts)
Net Loss                                        $ (464)
                                                ======

Weighted average shares outstanding              2,350

Common stock equivalents due to dilutive
  effect on stock options                            0
                                                ------

Total weighted average common shares
  and equivalents outstanding                    2,350
                                                ======


Primary earnings per share                      $(0.20)
                                                ======
Total weighted average common shares
  and equivalent outstanding                     2,350

Additional dilutive shares using the end of
  period market value versus the average
  market value when applying the treasury
  stock method                                       0
                                                ------

Total weighted average common shares and
  equivalent outstanding for fully diluted
  computation                                    2,350
                                                ======

Fully diluted earnings per share                $(0.20)
                                                =======
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